Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made by and between Rebecca Collins (“Executive”) and Verra Mobility Corporation. (“Verra Mobility” or the “Company”) (and, together with Executive, the “Parties”) to set forth the Parties’ agreement concerning the terms and conditions that will govern the termination of the employment relationship between Executive and the Company.

WHEREAS, Executive serves as the Company’s General Counsel pursuant to that certain Amended and Restated Executive Employment Agreement Effective as of March 25, 2021 (the “Employment Agreement”); and

WHEREAS, Executive has notified the Company of her intent to resign from her position as General Counsel; and

WHEREAS, the Company and Executive desire to enter into certain mutual agreements regarding the terms under which Executive’s separation from the Company will occur.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Separation Date. Executive’s last day of work as the Company’s General Counsel shall be September 16, 2022 (the “Separation Date”). Executive agrees that, in addition to resigning as the Company’s General Counsel as of the Separation Date, she will resign from all other Company director, officer and other official positions on the date on which replacements are appointed by the Company, which shall be no later than the Separation Date. Executive agrees to execute any documents reasonably required by the Company, and/or its subsidiaries and affiliates, to affect such resignations. After the Separation Date, Executive will not represent herself as being an employee, officer, attorney, agent, or representative of the Company for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Executive for all purposes, meaning that Executive is not entitled to any further compensation, monies, or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company, as of the Separation Date.

2. Pay, Expenses, and Benefits.

a)
Salary and Expenses. The Company will pay Executive at her current salary through the Separation Date in accordance with the Company’s standard payroll practices. Executive will be reimbursed for any unreimbursed business expenses incurred prior to the Separation Date pursuant to Company policy. Reimbursement requests must be submitted before the Separation Date.
b)
Benefit Plans and Programs. As of the Separation Date, Executive will cease to earn, accrue, or be eligible for benefits, coverage, or perquisites under the benefit plans and programs provided to employees of the Company, with the sole exception of the specific benefits promised in Section 3. After the Separation Date, Executive shall be eligible for continuation coverage under the Company’s health plan pursuant to COBRA. Any vested benefits to which Executive may be entitled under any Company-sponsored 401(k) plan will be provided in accordance with and subject to the terms of that plan, including any terms regarding the timing, form, and manner of contributions and payment. Except as specifically provided in Section 3 of this Agreement, any grant of equity units to Executive shall be governed by the terms of the Verra Mobility Corporation 2018 Equity Incentive Plan (the “Equity Plan”) and related agreements.
c)
Payment of Accrued and Unused Paid Time Off Balance. Executive will be entitled to receive, and the Company will promptly pay to Executive, all accrued but unused paid time off, but not unused paid sick leave, following the Separation Date consistent with the Company’s policies and Arizona law.

3. Severance Benefits.

The Company previously awarded Executive a restricted stock unit award for 160,274 shares of the Company’s common stock on October 23, 2018 (the “2018 RSU Award”), subject to the terms and conditions of the Equity Plan and related Equity Plan documents. The Parties acknowledge that 40,069 restricted stock units remain unvested under the 2018 RSU Award (the “Unvested RSUs”), and because they are scheduled to vest on October 23, 2022, would remain unvested as of the Separation Date and be subject to forfeiture under the terms of the Equity Plan. As consideration for (i) Executive’s obligations set forth in this Agreement and (ii) Executive’s valid execution and non-revocation of the Supplemental Separation and Release Agreement attached hereto as Exhibit A (the “Supplemental Release”) on or after the Separation Date, and provided Executive is not terminated for cause, the Company agrees to accelerate the vesting of the Unvested RSUs to occur on the Supplemental Release Effective Date, as defined in the Supplemental Release (the “RSU Vesting Acceleration”). The Parties acknowledge and agree that the RSU Vesting Acceleration is made expressly subject to and contingent upon Executive remaining in full compliance with the terms of this Agreement, the Proprietary Rights Agreement (defined in Section 6(a)) and the Supplemental Release. Executive acknowledges and agrees that (i) other than the RSU Vesting Acceleration, Executive has no rights to otherwise vest in any securities of the Company following the Separation Date, (ii) all other unvested equity awards held by Executive will terminate or be forfeited on the Separation Date and (iii) all vested equity as of the Separation Date, including those covered by the RSU Vesting Acceleration, shall be governed by the terms of the Equity Plan and related Equity Plan documents. This Agreement and the terms related to the RSU Vesting Acceleration constitute a “superseding agreement” to the Verra Mobility Corporation Restricted Stock Units Agreement and the Verra Mobility Corporation Notice of Grant of Restricted Stock Units provided to Executive with a grant date of October 23, 2018.

Executive agrees that her notice of resignation was “without Good Reason” as such term is referenced and/or defined in Sections 3.4 and 3.7(b) of her Employment Agreement, pursuant to which she is not entitled to the severance benefits set forth in the Employment Agreement. Executive further acknowledges and agrees that she has no right to receive the RSU Vesting Acceleration unless she validly executes this Agreement and the Supplemental Release and fully complies with the respective terms of this Agreement, the Proprietary Rights Agreement and the Supplemental Release, and is not terminated for cause. The Parties further agree that the RSU Vesting Acceleration constitutes adequate and sufficient consideration to support the mutual promises set forth in this Agreement and the Supplemental Release. Executive is not entitled to any additional payment or benefit from any Released Party (as defined below) that is not expressly promised or described in this Agreement.

4. Release of Claims.

a) Release and Released Parties. In exchange for the consideration described in Section 3, and subject only to the exclusions of Section 4(b) below, Executive hereby releases the Company, its parents, shareholders, subsidiaries, affiliates, predecessors, successors, assigns, related companies or entities, its and their employee benefit plans and administrators, and any and all of its and their respective current and former officers, directors, partners, insurers, agents, representatives, attorneys, accountants, actuaries, trustees, fiduciaries, and employees (the “Released Parties”) from any and all claims, demands or causes of action which Executive or Executive’s heirs, executors, administrators, agents, attorneys, representatives or assigns (all collectively included in the term “Executive” for purposes of this Section 4), has, had or may have against any of the Released Parties, based on any events or circumstances arising or occurring on or before the date of Executive’s execution of this Agreement, including, but not limited to, any claims relating to Executive’s employment or termination of employment, and any rights of continued employment, reinstatement or reemployment with any of the Released Parties. For the avoidance of doubt, and subject only to the exclusions in Section 4(b) of this Agreement, Executive expressly agrees, understands, and acknowledges that this is a general release that, to the fullest extent permitted by law, waives, surrenders, and extinguishes any and all claims that Executive has or may have against any of the Released Parties, whether known, unknown, foreseen, or unforeseen, including, but not limited to, the following:

(i)
any claim(s) under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act (“FMLA”), the Genetic Information Nondiscrimination Act, the Health Insurance

Portability and Accountability Act, 42 U.S.C. § 1981, the Arizona Minimum Wage Act; Arizona Equal Pay Act, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act; Arizona Right to Work Act, the Arizona Drug Testing of Employees Act, the Arizona Medical Marijuana Act, or the Worker Adjustment and Retraining Notification Act;
(ii)
any claim(s) under any other applicable federal, state, or local or foreign law, statute, regulation, or ordinance regarding discrimination, harassment, retaliation, or any other subject matter;
(iii)
any claim(s) for unpaid or withheld wages, severance, benefits, bonuses, commissions, and other compensation of any kind that Executive may have against the Company;

(iv)
any claim(s) for breach of contract, wrongful discharge, unjust dismissal, defamation, slander, libel, fraud, misrepresentation, negligence, intentional or negligent infliction of emotional distress; and
(v)
any other claim for damages or other relief arising under the common law or any theory of law or equity, including any claim for costs or attorneys’ fees.
b)
Claims Not Released. The claims released in Section 4(a) of this Agreement do not include any claim or cause of action based on any of the following: (i) the right to vested benefits under any retirement plan; (ii) the right to continued benefits as required by COBRA; (iii) any right to receive workers’ compensation benefits or unemployment insurance as required by applicable law; (iv) the right to challenge the validity or enforceability of this Agreement under the Older Workers Benefit Protection Act; (v) any claim to enforce the terms of this Agreement; or (vi) any claim which cannot be waived as a matter of law. For the avoidance of doubt, nothing herein waives or releases any claim that may arise after the Effective Date (as defined below).
c)
Permitted Conduct. Nothing in this Agreement prohibits Executive from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or any other government agency, nor does anything in this Agreement prohibit Executive from participating, cooperating, or testifying in any investigation or proceeding conducted by or pending before the EEOC or any other any government agency. However, even though Executive can provide testimony or information or assistance in an investigation or in proceedings described in this Section 4(c), Executive’s participation therein will not entitle Executive to additional compensation from the Company or any of the Released Parties beyond that described in Section 3 of this Agreement. In fact, if Executive is awarded any monetary relief in connection with any lawsuit, legal proceeding, charge or complaint, that relief will be reduced by any amounts paid or payable by the Company under this Agreement. Further, nothing in this Agreement limits or prohibits Executive from reporting possible violations of law or regulation to any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program. Executive does not need prior authorization to make such reports or disclosures and is not required to notify the Company if Executive has made any such report or disclosure.

5. Pay and Leave Confirmation. Executive is not aware of any occasion on which the Company or any of the Released Parties failed to pay Executive for hours worked for or on behalf of the Company at the appropriate rate of pay. Executive is not aware of any occasion when she was denied any leave that she was entitled to take under the FMLA or any other law or regulation.

6. Confidentiality, Intellectual Property, and Company Property.

a)
Confidential Information. Executive understands and agrees that she remains bound by the terms of the Company Proprietary Rights and Non-Competition Agreement that she executed in conjunction with her employment dated May 9, 2016 (the “Proprietary Rights Agreement”), as supplemented by Sections 5 and 6 of her Employment Agreement. Executive specifically acknowledges and reaffirms her ongoing obligations (a) not to use or disclose for her own benefit, or that of another employer or any party other than the Company, any confidential or proprietary information of the Company to which she had access or created during the period of her employment with the Company, (b) to return to the Company any and all Company property and all materials containing Company confidential or proprietary information in her possession, and (c) to comply with applicable post-employment restrictions regarding the Company’s customers, competitors and employees. Notwithstanding the foregoing, nothing in this Agreement limits or prohibits Executive from reporting possible violations of law or regulation to any government agency or entity or making other disclosures that are protected under whistleblower provisions of law, and Executive may disclose Confidential Information to the extent she is compelled to do so by lawful service of process, subpoena, court order, or as she is otherwise compelled to do by law or the rules or regulations of any regulatory body or governmental agency or instrumentality to which she is subject, including full and complete disclosure in response thereto, in which event she agrees (unless prohibited by law) to provide the Company with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to their disclosure of any such information, so that the Company may, upon notice to Executive, take such action as the Company deems appropriate in relation to such subpoena or request, and Executive (unless otherwise compelled to do so by lawful service of process, subpoena, court order, or by law or the rules or regulations of any regulatory body or governmental agency or instrumentality) may not disclose any such information until the Company has had the opportunity to take such action. Executive further understands and acknowledges that the Company’s Insider Trading Policy will continue to apply to Executive and her family members until after the second trading day that any material nonpublic information in her possession has become public or is no longer material.
b)
Company Property. Executive will promptly return to the Company all property belonging to it, including, but not limited to, laptops, monitors, desktop computers, mobile phones, hotspots and other mobile Wi-Fi devices, headsets, keyboards, mice, power cords and adaptors, identification badges, credit cards, supplies, documents, files, computer disks or drives, and the like (collectively, the “Company Property”). Executive further agrees to remove from any personal computer and other data devices all data and files containing Company information.

7. Cooperation in Legal Proceedings and Investigations. Executive affirms that, pursuant to Section 3.6 of the Employment Agreement, she will make herself reasonably available to the Company to provide cooperation and assistance with regards to information requests, investigations, and other reasonable assistance with regards to any litigation or proceeding in which the Company (or a subsidiary) is or becomes involved. Only reasonable travel and out-of-pocket expenses incurred in assisting the Company will be reimbursed; and any such expenses incurred in excess of five hundred dollars ($500.00) must be pre-approved in writing by the Company to be eligible for reimbursement. Executive acknowledges and agrees that should she fail to provide reasonable cooperation and assistance, the Company has the right to claw back the Accelerated Vesting or, if the Company has already issued stock as a result of the RSU Vesting Acceleration, Executive shall reimburse the Company the fair market value of the RSU Vesting Acceleration, which will be calculated by multiplying the number of shares issued as a result of the RSU Vesting Acceleration by the closing price of the Company’s common stock on the date of the stock issuance (the “FMV Reimbursement”); provided, however, that it shall be a condition precedent to the Company’s right to claw back the Accelerated Vesting or Executive’s obligation to make the FMV Reimbursement, as the case may be, related to Executive’s failure to provide reasonable cooperation and assistance pursuant to this Section 7 that (a) the Company shall first have provided Executive with written notice describing, with reasonable specificity, the nature of Executive’s breach of this Section 7, and (b) Executive shall have a period of thirty (30) calendar days from and after the provision of such notice to fully cure or remedy any enumerated breaches.

8. Non-Disparagement. Executive affirms her obligations to comply with Section 9 (Non-Disparagement) of her Employment Agreement.

9. Post-employment Obligations. Executive affirms her obligations to comply with any post-employment obligations contained in the Proprietary Rights Agreement and her Employment Agreement. Additionally, in further consideration for the mutual promises and covenants set forth herein, Executive and the Company agree that the Employment Agreement shall be amended as follows: (a) the Non-Competition Period set forth in Section 7 of the Employment Agreement shall extend for a period of twenty-four (24) months following the Separation Date; (b) the definition of the term Business (as defined in Section 7 of the Employment Agreement) shall be amended to include telematics, connected vehicles, traffic management, and curbside management; provided, however, that the business of Blue Yonder Group, Inc., as currently conducted, shall be expressly permitted under the definition of such term; and (c) the non-solicitation restrictions set forth in Section 8 of the Employment Agreement shall extend for a period of twenty-four (24) months following the Separation Date.

10. Liquidated Damages for Breach of Certain Obligations. As Executive previously acknowledged when she signed the Proprietary Rights Agreement and her Employment Agreement, a breach of her obligations under the Proprietary Rights Agreement or Sections 5, 6, 7, 8 or 9 of her Employment Agreement could irreparably damage the Company. Consequently, and because the damage that a breach of those obligations would inflict on the Company is not an amount that the Parties can clearly ascertain at this time, but would likely be even greater than the RSU Vesting Acceleration that Executive will receive under this Agreement. Executive agrees that if she breaches any of her obligations set forth above, she will forfeit the RSU Vesting Acceleration received under this Agreement and, if the Company has already issued stock as a result of the RSU Vesting Acceleration, Executive shall provide the Company with the FMV Reimbursement of the RSU Vesting Acceleration. THE REMEDIES SET FORTH IN THIS SECTION 10 ARE NOT EXCLUSIVE AND SHALL BE IN ADDITION TO ANY OTHER LEGAL OR EQUITABLE REMEDY THAT MAY BE AVAILABLE TO THE COMPANY IN THE EVENT OF A BREACH BY EMPLOYEE.

11. Non-Admission. This Agreement does not constitute and shall not be construed as an admission by the Company or any of the Released Parties that any of them has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive, and the Company expressly denies that it has engaged in any such conduct.

12.
Severability. If any term or provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining terms and provisions of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the Parties insofar as that is possible. In addition, the Parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.
13.
Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Arizona without regard to its choice-of-law principles.
14.
Deductions and Withholding. The Company may deduct and withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be deducted or withheld pursuant to any applicable law or regulation (it being understood that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein). However, to be clear, the Company makes no commitment or guarantee to Executive that any federal, state, local, or other tax treatment will (or will not) apply or be available to Executive and assumes no liability whatsoever for any potential tax consequences (including any penalties or interest related thereto) to Executive.
15.
Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
16.
Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. This Agreement shall be binding upon and inure to the benefit of, as applicable, Executive’s (on the one hand) and the Company’s and the Released Parties’ (on the other hand) respective successors, assigns, heirs, estates, and representatives. This Agreement shall not be amended or modified except in a writing signed by Executive and the Company’s Chief Executive Officer.

17.
Tax Code Section 409A Compliance. The intent of the Parties is that any payments and benefits under this Agreement that are subject to Section 409A of the Code comply with the requirements of Section 409A of the Code and any related regulations and other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in compliance therewith. All expense reimbursements paid pursuant to this Agreement that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense. For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall the Company be liable to Executive for any adverse tax consequences arising under Section 409A.

18.
Acceptance. Executive may accept this Agreement by delivering a signed original of this Agreement to the Company’s Chief Executive Officer, David Roberts, on or before September 16, 2022. Executive’s signing of this Agreement will be final and binding upon Executive.

19.
Effective Date. This Agreement will become effective and enforceable on the date both Parties sign the Agreement (the “Effective Date”), although Executive’s right to receive the RSU Vesting Acceleration shall not accrue until the Supplemental Release Effective Date.
20.
Executive’s Acknowledgment. Executive acknowledges that she (a) has carefully read and understands the terms and conditions of this Agreement; (b) has had adequate opportunity to consult with counsel of her choosing concerning the consequences of signing this Agreement and the release and waiver contained in Section 4; (c) is signing this Agreement knowingly and voluntarily of her own free will, without any duress, coercion or undue influence by the Company, its representatives, or other persons; and (d) has not relied on any promise, statement, or representation by anyone associated with the Company that is not contained in this Agreement in deciding to sign this Agreement. Executive specifically represents that she has not assigned or given to any other person or party the right to pursue any legal claim that falls within the scope of Section 4 of this Agreement.

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IN WITNESS WHEREOF, the Parties knowingly and voluntarily executed this Separation and Release Agreement as of the dates set forth below.

Executive Verra Mobility Corporation

Signature:	/s/ Rebecca Collins	/s/ David Roberts
	Rebecca Collins	David Roberts
Chief Executive Officer

Date:	8/29/2022	Date:	8/29/2022

Exhibit 10.1

EXHIBIT A

SUPPLEMENTAL SEPARATION AND RELEASE AGREEMENT

This Supplemental Separation and Release Agreement (this “Supplemental Release”) is made by and between Rebecca Collins (“Executive”) and Verra Mobility Corporation (the “Company” and, together with Executive, the “Parties”), as contemplated by that certain Separation and Release Agreement, by and between the Parties, dated as of August __, 2022 (the “Separation Agreement”). Capitalized terms used by not otherwise defined herein shall have the meaning set forth in the Separation Agreement.

RECITALS

WHEREAS, pursuant to the Separation Agreement and in consideration for the RSU Vesting Acceleration, Executive desires to execute this Supplemental Release.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.
Termination. Executive’s last day of employment with the Company was the Separation Date. Executive’s accrual of, and eligibility for vacation, holiday pay, and any other employee privileges ceased on the Separation Date. Pursuant to Section 3 of the Separation Agreement, Executive acknowledges that any unvested equity awards, other than those covered by the RSU Vesting Acceleration, were forfeited as of the Separation Date.
2.
General Release of Claims. In exchange of the consideration described above, including the RSU Vesting Acceleration, Executive unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with the Company, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, wrongful discharge, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act (“ADEA”); the Fair Labor Standards Act; the Fair Credit Reporting Act; the Americans with Disabilities Act; the Family Medical Leave Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the National Labor Relations Act; the Arizona Minimum Wage Act; Arizona Equal Pay Act, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act; Arizona Right to Work Act, the Arizona Drug Testing of Employees Act, the Arizona Medical Marijuana Act, and all other laws against discrimination, governing wage and hour, or applicable to employment that may be the subject of a release under applicable law. Executive expressly waives her right to recovery of any type, including damages or reinstatement, in any court action, whether state or federal, and whether brought by Executive or on her behalf, related in any way to the matters released herein. Nothing in this Agreement shall be construed to prohibit Executive from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

Executive represents that, as of the date of this Supplemental Release, she has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the Released Parties, in any court or with any governmental agency. Executive agrees that, to the fullest extent permitted by law, Executive will not prosecute, nor allow to be prosecuted on Executive’s behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released in the Separation Agreement or this Supplemental Release.

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Nothing in this Supplemental Release shall be construed to waive any claims that cannot be waived as a matter of law. In addition, this Supplemental Release does not prevent Executive from filing an administrative charge against the Company that may not be released as a matter of law. Nothing in this Supplemental Release shall be construed to prohibit Executive from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization. This Supplemental Release does not waive any rights or claims that may arise after the date that Executive executed this Supplemental Release.

3.
Job-Related Illness or Injury. Executive certifies that she has not experienced a job-related illness or injury for which she has not already filed a claim.
4.
Acknowledgment. Executive stipulates and agrees that she has been advised in writing that, by virtue of her age, she may have rights under the ADEA, which rights will be extinguished by her execution of this Agreement.
a.
Executive acknowledges that she has been advised to seek an attorney regarding the effect of this Agreement prior to signing it.
b.
Executive stipulates and agrees that this Supplemental Release provides consideration in addition to anything of value to which she may be entitled independent of this Supplemental Release.
c.
Nothing herein shall be deemed to release claims that arise under the ADEA after the date that Executive executes this Supplemental Release.
d.
Executive acknowledges that she has twenty-one (21) days from the date this offer is received to consider this Supplemental Release before signing it. Executive may choose to execute this Supplemental Release before the expiration of this period.
e.
Executive understands that she has seven (7) days after accepting this offer to revoke her acceptance (the “Revocation Period”). Revocation must be in writing and either personally delivered or overnight mailed to the Company’s Chief Executive Officer to arrive on the eighth (8th) day after Executive executed this Supplemental Release. Neither Executive’s acceptance nor the terms of this Supplemental Release will be effective until the Revocation Period has expired.
5.
Acceptance. Executive may accept this Supplemental Release by delivering a signed original of this Supplemental Release to the Company’s Chief Executive Officer within twenty-one (21) calendar days from Executive’s receipt of this Supplemental Release. Executive may sign this Supplemental Release before the 21-day period expires, provided, however, that Executive’s execution of this Supplemental Release will be final and binding upon Executive, unless Executive rescinds the Supplemental Release within the Revocation Period referenced in Section 4 above.
6.
Effective Date. This Supplemental Release will not become effective or enforceable until the eighth (8th) calendar day after Executive signs it (the “Supplemental Release Effective Date”). If (i) this Supplemental Release fails to become effective and irrevocable on or prior to the 60th day following the Separation Date or (ii)(a) Executive revokes this Supplemental Release within the seven (7) day Revocation Period or (b) Executive fails to return an executed original within the required twenty-one (21) day timeframe referenced above, the Parties shall have no obligations under this Supplemental Release, and this Supplemental Release shall be considered null and void.
7.
Severability. In the event any provision of this Supplemental Release shall be found unenforceable, that provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Company shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory to make it enforceable, then that unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

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8.
No Admissions. By entering into this Supplemental Release, the Company makes no admission that any of the Released Parties have engaged in any unlawful conduct. The Parties understand and acknowledge that this Supplemental Release is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
9.
Applicable Law. The validity, interpretation and performance of this Supplemental Release shall be construed and interpreted according to the laws of the United States of America and the State of Arizona.

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IN WITNESS WHEREOF, the Parties knowingly and voluntarily executed this Supplemental Separation and Release Agreement as of the dates set forth below.

Executive Verra Mobility Corporation

Signature:
	Rebecca Collins	David Roberts
Chief Executive Officer

Date:	Date:

*not to be signed until on or after the Separation Date

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